Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

THIS AMENDMENT NO. 1, dated as of April 15, 2024 (this “Amendment”), to the AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT, dated as of October 26, 2023 (the “A&R Agreement”), is made and entered into by and among Futbol Club Barcelona, a sport association (asociación deportiva) (“FCB”), Barça Produccions S.L., a Spanish limited liability corporation wholly owned by FCB (“BP”), and Mountain & Co. I Acquisition Corp, a Cayman Islands exempted company (“Mountain”). FCB, BP and Mountain shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the A&R Agreement.

W I T N E S S E T H

WHEREAS, the Parties entered into that certain Business Combination Agreement, dated as of August 11, 2023 (the “Original Agreement”);

WHEREAS, the Parties entered into that certain Amendment No. 1 to the Original Agreement on September 8, 2023;

WHEREAS, the Parties entered into the A&R Agreement on October 26, 2023;

WHEREAS, pursuant to and in accordance with Section 10.2 of the A&R Agreement, the A&R Agreement may be amended or modified prior to the Closing only by a written agreement executed and delivered by Mountain on the one hand, and FCB, on the other hand; and

WHEREAS, the Parties desire to amend certain terms of the A&R Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the above premises and the promises and the mutual covenants set forth herein and in the A&R Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound thereby, the Parties hereby agree as follows:

SECTION 1.   Amendments to the A&R Agreement.

Section 8.1(h) of the A&R Agreement is hereby amended and restated in its entirety as follows:

“(h)         by FCB, in its sole and absolute discretion at any time after April 30, 2024, if on or before such date (i) the RemainCo Entities have not completed a sale of Bridgeburg Ordinary Shares on terms no less favourable for them than those of the Libero SPA and received cash proceeds in an amount not less than €40 million (a “Bridgeburg Transaction”) or (ii) a PIPE Escrow Event, as defined below, has not occurred; it being understood that FCB shall not be permitted to exercise the termination right in this clause (h) in the event a Bridgeburg Transaction is consummated or a PIPE Escrow Event occurs following April 30, 2024 and FCB shall not have terminated this Agreement pursuant to this clause (h) prior to the time at which a Bridgeburg Transaction is consummated or a PIPE Escrow Event occurs. A “PIPE Escrow Event” shall mean: (1) Bridgeburg, Mountain and third party investors enter into Subscription Agreements that are reasonably satisfactory for the Company for an aggregate amount of not less than €40 million, (2) the funds contemplated by the Subscription Agreement(s) are held in escrow or held or guaranteed pursuant to a similar arrangement, including a bank guarantee and (3) the only condition to the effectiveness of such Subscription Agreement(s) and the release of those funds from escrow or such similar arrangement is the occurrence of Closing.”

SECTION 2.   Full Force and Effect.

Each reference to “this Agreement,” “hereunder,” “hereof” and other similar references set forth in the A&R Agreement and each reference to the A&R Agreement in any other agreement, document or other instrument (including, for the avoidance of doubt, the Ancillary Documents) shall, in each case, refer to the A&R Agreement as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the A&R Agreement is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the A&R Agreement. For the avoidance of doubt, each reference in the A&R Agreement, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to October 26, 2023.

SECTION 3.   General Provisions.

The provisions of Article 10 of the A&R Agreement shall apply mutatis mutandis to this Amendment, and to the A&R Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this A&R Amendment to be duly executed and delivered on its behalf as of the date first above written.

FUTBOL CLUB BARCELONA

By:	/s/ Joan Laporta Estruch
	Name:	Mr. Joan Laporta Estruch
Title:

By:	/s/ Ferran Olivé Cànovas
	Name:	Mr. Ferran Olivé Cànovas
Title:

BARÇA PRODUCCIONS S.L.

By:	/s/ Joan Laporta Estruch
	Name:	Mr. Joan Laporta Estruch
Title:

MOUNTAIN & CO. I ACQUISITION CORP.

By:	/s/ Alexander Hornung
	Name:	Mr. Alexander Hornung
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to A&R Business Combination Agreement]